AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            URSUS TELECOM CORPORATION

           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

               Florida                               65-398306
   (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No)

        440 SAWGRASS CORPORATE PARKWAY, SUITE 112, SUNRISE, FLORIDA 33325
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (954) 846-7887
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

       Luca M. Giussani                                  Copy to:
      PRESIDENT AND CEO                              James R. Tanenbaum, Esq.
     URSUS TELECOM CORPORATION                   Stroock & Stroock & Lavan LLP
   440 Sawgrass Corporate Parkway                 First Union Financial Center
           Suite 112                               200 South Bscayne Blvd.
   Sunrise, Florida 33325                         Miami, Florida 33131-2385
        (954) 846-7887                               (305) 358-9900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                            Proposed              Proposed
Title of each class                         Maximium              Maximium
of security to be       Amount to be        Aggregate Offering    Aggregate Offering      Amount of
Registered              Registered          Price Per Share (1)   Price (1)              Registration Fee
Common Stock,
$.01 par value           300,000               $18.875             $5,662,500              $1,574.18

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on September 22, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 1999

    PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 1999


                                 300,000 SHARES

                            URSUS TELECOM CORPORATION

                                  COMMON STOCK



This prospectus relates to the offer and sale of up to 300,000 shares of common stock $.01 par value per share from time to time by holders of the Company's warrants. The selling stockholders identified on pages 19 and 20 of this prospectus may offer and sell from time to time an aggregate of up to 300,000 shares of common stock that they may acquire on exercise of warrants granted by us.

Other than the payment to us by the selling stockholders of the exercise prices ranging from $5.00 to $15.20 per share, we will not receive any proceeds from the sale of the 300,000 shares of Ursus common stock by the selling stockholders.

The exercise price and the other terms of the warrants were determined by negotiation by Ursus and were based upon the then current market price of the common stock and the general market conditions at that time. However, the exercise price of the warrants should not to be deemed indicative of the current value of the common stock.

The common stock is listed on the Nasdaq National Market under the symbol "UTCC." On September 22, 1999, the last reported sales price as reported by the Nasdaq National Market was $19.50 per share.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

Investing in the common stock involves a high degree of risk. Consider carefully the "Risk Factors" beginning on page 7.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is September , 1999

                            URSUS TELECOM CORPORATION

                                TABLE OF CONTENTS


                                                                    PAGE
Where You Can Find More Information...................................2
Summary of Ursus Business.............................................4
Business Risks........................................................7
Recent Developments..................................................18
Special Note - Regarding Forward - Looking Information...............18
Use of Proceeds......................................................18
Selling Stockholders.................................................19
Plan of Distribution.................................................21
Legal Matters........................................................22
Experts..............................................................22
Reports to Shareholders..............................................22
Glossary of Terms....................................................23

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other documents with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our reports, proxy statements and other information filed with the SEC are also available to the public from our web sites at www.ursustele.com or www.ursustel.net or at the SEC's web site at www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Ursus and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares:

     (1) Annual Report on Form 10-K for the year ended March 31, 1999 (File No. 333-46197);

     (2) Quarterly Report on Form 10-Q for the three months ended June 30, 1999;

     (3) Current Report on Form 8-K dated December 2, 1998; and

     (4) Current Report on Form 8-K dated August 19, 1999.

     You may request a copy of these and any future documents filed by Ursus, at no cost, by writing or telephoning us at the following address:


                            Ursus Telecom Corporation

                    440 Sawgrass Corporate Parkway, Suite 112

                             Sunrise, Florida 33325

                            Attn: Investor Relations

                                 (954) 846-7887

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC (REGISTRATION NO. 333-46197). YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SHAREHOLDERS WILL NOT MAKE AN OFFER OF THEIR SHARES OF URSUS COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


     FOR YOUR CONVENIENCE, TECHNICAL TERMS AND ACRONYMS WHEN FIRST USED IN THIS REGISTRATION STATEMENT ARE BOTH DEFINED WHEN FIRST USED AND DEFINED IN THE GLOSSARY COMMENCING ON PAGE 23.

                           SUMMARY OF URSUS' BUSINESS

     We are an international telecommunications company that operates a digital, switch-based telecommunications network ("Network") from our primary switching facility in Sunrise, Florida. The Network is used to originate and terminate international calls for our own subscriber base. We exploit favorable market niches by providing competitive and technologically advanced telecommunications services. We focus on small and medium-sized businesses in emerging or deregulating markets such as South Africa, Latin America, the Middle East, primarily in Lebanon, Egypt, Germany, France and Japan.

     We operate through a network of independent agents and wholesalers that allow us to maintain a significant competitive advantage. Each agent uses a proprietary agent support system developed and provided by us to provide marketing, customer support, billing and collections, in local language and time. We supply each of our agents with near real time data for customer management, usage analysis and billing from our local and wide area network. Through our agent network, we are developing and maintaining close relationships with vendors of telephone systems such as Siemens, Plessey and Alcatel in key markets in order to promote our line of telecommunications services.

     Our strategy has been to enter a target market using call reorigination. Call reorigination gives our overseas customers access to our U.S.-based switching center which provides a U.S. dial tone. Our users access our Network by placing a telephone call, hanging up and waiting for an automated call reorigination. Call reorigination gives our users a dial tone so that they can then initiate and complete a call. Call reorigination gives our customers the convenience and rates provided by a U.S. dial tone. In contrast, locally imposed international rates may be substantially higher. We derive approximately 79.3% of our revenues from call reorigination.

     Call reorigination does not require substantial investment in equipment or capital expenditures. Call reorigination allows the development of a viable customer base by effectively exploiting the difference between the local International Direct Dial ("IDD") rate and the generally more favorable rates in the U.S. We have successfully used this strategy to develop foreign markets and created a revenue stream with little more than marketing and incremental call costs. We expect that call reorigination will continue to serve as a low cost and profitable method of opening new markets. We will continue this method of business development in certain regulated markets in Africa, the Middle East, Europe and Asia.

     In addition, we provide an array of basic and value added services to our customers, which include:

     o    long distance international telephone services

     o    direct dial access for corporate customers

     o    dedicated access via a leased line for high volume users

     o    calling cards

     o    abbreviated or speed dialing

     o    international fax store and forward

     o    switched Internet services

     o    itemized and multicurrency billing

     o    follow me calling or call forwarding

     o    enhanced call management and reporting services

     On September 17, 1998, we purchased all the issued and outstanding common stock of Access Authority, Inc. ("Access") for $8 million in cash. Access provides international long distance telecommunication services, including call reorigination, domestic toll-free access and various value-added features to small and medium sized businesses and individuals in over 38 countries. Access markets its services through an independent and geographically dispersed sales force consisting of agents and wholesalers. Access operated a switching facility in Clearwater, Florida, which has since been integrated into our switch facility in Sunrise, Florida.

     We believe that our proprietary software system provides an efficient infrastructure for back room processing, gives us a strategic advantage over our competitors and will facilitate the rapid and economical consolidation of acquired competitors. To remain competitive and to mitigate the high proportion of variable costs associated with call reorigination, we plan to expand by:

     o    Increasing sales to existing customers.

     o    Providing wholesale services to other carriers.

     o    Entering into selected acquisitions.

     o    Expanding the business generated by our existing agents.

     o Using a portion of the initial public offering proceeds to expand our primary digital switching platform and network access "nodes" by using a hybrid network of Internet, Intranet and circuit-based facilities.

          o A "node" is a specially configured multiplexer which provides the interface between the local public switched telephone network where the node is located and a switch. The local public switched telephone network can be accessed by the public through private lines, wireless systems and pay phones. A node collects and concentrates call traffic from its local area and transfers it to a switch via private line for call processing. Nodes permit us to extend our network into new geographic locations by accessing the local public switched telephone network without deploying a switch.

     o Enhancing our capabilities as a "direct access" provider by locating switching platforms at network centers of major telecommunications providers, such as MCI WorldCom, Cable and Wireless and France Telecom, and by deploying smaller network access nodes in less populated service areas.

          o Direct access is a means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantages of direct access include (1) simplified premises-to-anywhere calling,
                    (2) faster call set-up times and (3) potentially lower access and transmission costs, provided there is sufficient traffic over the circuit to generate economies of scale.

     o Exploiting our market penetration and technological sophistication by using internet protocol ("IP") telephony technology, which processes data and/or voice transmission over the Internet and Intranet.

          o IP telephony creates the opportunity to bypass the switched telephone network by using cost-effective packet switched networks such as private Intranets and/or the public Internet for the delivery of fax and voice communications.

     o    Using IP telephony technology concurrently with call reorigination.

     o Deploying IP telephony technology where feasible in order to create a hybrid network capable of carrying significant amounts of customer traffic on a low cost platform with a modest initial capital investment.

     We are developing an e-commerce site known as theStream.com. Our goal for theStream.com is for it to become a leading communications portal on the Internet and a one-stop e-commerce shop for global telecommunications services. The site will run on an IBM RS/6000 server system, which is expected to incorporate a series of high quality and client-friendly service options such as: voice over the Internet (VOIP), PC to phone and other sophisticated web-centric applications. The site will facilitate access to a host of value-added telecommunications products and services.

     In summary, we intend to become a significant provider of international telecommunications services within emerging and deregulating markets. We plan to maximize our profit potential by (1) leveraging our existing infrastructure and market penetration, (2) expanding our customer base, (3) growing our U.S. wholesale business and (4) capitalizing on marketing channels such as the Internet. We believe that we can gain strategic advantages while capitalizing on the opportunities presented by deregulation and technological advances in the global telecommunications industry by using our independent agent network, efficient back office systems and favorable relationships with some U.S. telecommunications carriers.

                            FACTORS AFFECTING URSUS'
              BUSINESS, OPERATING RESULTS, AND FINANCIAL CONDITION

     IN ADDITION TO OTHER INFORMATION IN THIS REGISTRATION STATEMENT AND INFORMATION INCORPORATED BY REFERENCE, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING URSUS AND OUR BUSINESS BECAUSE SUCH FACTORS CURRENTLY MAY HAVE A SIGNIFICANT IMPACT ON OUR BUSINESS, OPERATING RESULTS, AND FINANCIAL CONDITION. AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENTS.

                                 BUSINESS RISKS

OUR BUSINESS DEPENDS SUBSTANTIALLY UPON INDEPENDENT EXCLUSIVE AGENTS.

     We provide our services through a network of independent exclusive and non-exclusive agents which market our services on a commission basis. Our international market penetration primarily reflects the marketing, sales and customer service activities of our agents. We enter into exclusive relationships with some of our agents. The success of our business within the exclusive territory largely depends on the effectiveness of the local agent in conducting its business.

     As of March 31, 1999, we had approximately 185 agents operating in approximately 44 countries. Of our 185 agents, 11 were exclusive agents which operate in 25 countries. The use of agents exposes us to significant risks. We depend on the continued viability and financial stability of our agents. In the fiscal years ended March 31, 1999 and 1998, four major agents generated approximately 44% and 65% of our revenues, respectively. One single South African agent accounted for approximately 22% of our revenues during the fiscal year ended March 31, 1999 and 29% for the year ended March 31, 1998. The reduction in dependence on these major agents is the result of our acquisition of Access.

     Our continuing success depends in substantial part on our ability to recruit, maintain and motivate our agents. We are subject to competition in the recruiting of agents from other organizations that use agents to market their products and services. We could lose one or more significant agents in the future. Our business may be harmed if one or more of these agents suffered financial problems, terminated its relationship with us, or could not satisfy customers. We could be exposed to lost revenues, bad debt expense, lost customers, potential liability under contracts the agents commit us to perform, and damage to our reputation.

     Under certain local laws our exclusive arrangements with an agent might be difficult or expensive to terminate. We have entered into non-compete agreements with our agents which prohibit their competition with us during their engagement and for a period of time after termination. However, we cannot assure you that any particular non-compete agreement will be enforceable as a practical matter or under the applicable laws of the jurisdiction in which an agent operates.

INCREASED COMPETITION AND DEREGULATION MAY LEAD TO LOWER PROFITS.

     Historically, we have derived a significant portion of our revenues by providing call reorigination services. We believe that our industry has reached a stage of development where the higher gross profit margins associated with our early stages have moved to more moderate gross profit margins. Deregulation and increased competition may cause the pricing advantage of call reorigination relative to conventional international long distance service to diminish and disappear in certain markets. Increased competition is likely to cause international rates to decrease.

     We may respond to the changing competitive environment by making certain pricing, service or marketing decisions or entering into acquisitions or strategic alliances. These actions could have a material adverse effect on our business, financial condition and results of operations. To maintain our customer base and attract new business we may have to offer direct access services to certain destinations at prices significantly below the current prices charged for call reorigination. In some markets, we may try to maintain our existing call reorigination customers and attract new customers through the use of direct access "call-through access methods," including IP telephony. Call-through access methods provide international long distance service through conventional long distance on "transparent" call origination. Transparent call origination allows a call to be automatically processed through a programmed switch without the usual "hang up" and "call back."

     Our overall gross profit margins may fluctuate in the future based on (1) our mix of minutes sold to other carriers and international long distance services sold directly to end-user customers and (2) our percentage of calls using direct access compared to call reorigination. As a result of the foregoing factors, we may experience materially adverse circumstances that could harm our business and reduce our common stock price

POLITICAL, ECONOMIC AND LEGAL RISKS IN EMERGING MARKETS COULD MATERIALLY AND ADVERSELY EFFECT OUR OPERATIONS.

     We derived significant amount of our revenues from operations in emerging markets. Our business is subject to numerous risks and uncertainties, including political, economic and legal risk in these markets. These risks include:

     o unexpected changes in regulatory requirements and telecommunication standards

     o    tariffs, customs, duties and other trade barriers

     o    technology export and import restrictions or prohibitions

     o    delays from customs brokers or government agencies

     o    seasonal reductions in business activity

     o    difficulties in staffing and managing foreign operations

     o    problems in collecting accounts receivable

     o foreign exchange controls which restrict or prohibit repatriation of funds

     o potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws

     o the sensitivity of our revenues and cost of long distance services to changes in the ratios between outgoing and incoming traffic, and our ability to obtain international transmission facilities

     POLITICAL RISK

     The political systems of many of the emerging market countries in which we operate or plan to operate are slowly emerging from a legacy of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance. Expropriation of private businesses in such jurisdictions remains a possibility. Expropriation can occur by an outright taking or by confiscatory taxes or other policies. Our operations could be materially and adversely impacted by these factors.

     LEGAL RISK

     Legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which contractual and other obligations will be honored and enforced in emerging market countries is largely unknown. Accordingly, we cannot assure you that we can protect and enforce our rights in emerging market countries. If we cannot protect our rights, it may have a material adverse effect upon our operations. Additionally, we operate in uncertain regulatory environments. The laws and regulations applicable to our activities in emerging market countries are in general, new, in some cases, incomplete, and subject to arbitrary change. The local laws and regulations may not become stable in the future and any changes could harm our business, financial condition or results of operations.

WE FACE COMPETITORS WITH GREATER RESOURCES IN MARKETS WITH LOW BARRIERS TO
ENTRY.

     Many current or potential competitors have substantially greater financial, marketing and other resources than us. If our competitors devote significant additional resources to targeting our customer base in our geographic markets, then our business, financial condition and results of operations could be harmed.

     The call reorigination business has minimal capital requirements. Regulatory limitations are usually the most significant barrier to entry. We anticipate that the markets in which we operate or plan to operate will continue to deregulate. Competitors with greater resources than us could enter these markets and acquire our customers. We may have to (1) reduce our prices to maintain our customer base, (2) increase our investments in telecommunications infrastructure and (3) increase marketing expenditures to address the increased competition. Competition could increase our operating costs in these markets and adversely impact our business.

     We offer or intend to offer new services or services that have previously been provided only by the incumbent telecommunications operators ("ITOS"). The ITO is the dominant carrier and is often government owned or protected. We may be unable to react to any significant international long distance rate reductions imposed by ITOs to counter external competitive threats. We may also be unable to increase our traffic volume or reduce our operating costs sufficiently to offset any resulting rate decreases. This may negatively impact our business and profitability.

     Our other competition and potential competition includes:

     o    various independent providers similar to us in size and resources

     o to a lesser extent, major international carriers and their global alliances

     o    cable television companies

     o    wireless telephone companies

     o    Internet access providers

     o    large-end users which have dedicated circuits or private networks

     We cannot assure you that we will be able to compete successfully against new or existing competitors. See " - Increased competition and deregulation may lead to lower profits."

RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS COULD PLACE US AT A COMPETITIVE DISADVANTAGE.

     Rapid and significant technological advancements and introductions of new technological products and services characterize our industry. As new technologies develop, we may be placed at a competitive disadvantage. Competitive pressures may force us to implement new technologies at substantial cost. In addition, competitors may implement new technologies before we do or provide enhanced services at more competitive costs. We may not be able to implement technologies on a timely basis or at an acceptable cost. One or more of the technologies we currently use or implement in the future, may not be preferred by customers or may become obsolete. If we cannot (1) respond to competitive pressures, (2) implement new technologies on a timely basis, or (3) offer new or enhanced services, then our business, financial condition and results of operations could be harmed. See "- Increased competition and deregulation may lead to lower profits," and " - We face competitors with greater resources in markets with low barriers to entry."

A NETWORK FAILURE THAT INTERRUPTS OPERATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our success largely depends upon our ability to deliver high quality, uninterrupted telecommunication services. We must protect our software and hardware from loss and damage. A systems or hardware failure that interrupts our operations could have a material adverse effect on our business. We currently operate our primary switching facility in Sunrise, Florida. Physical damage to the switch facility could not be remedied by using other facilities in a different location. This could have a material adverse effect on our operations.

     As we expand and call traffic grows, there will be increased stress on our hardware, circuit capacity and traffic management systems. Our operations also require us to successfully expand and integrate new and emerging technologies and equipment. This may also increase the risk of system failure and result in further strains. We cannot guarantee that system failures will not occur. We attempt to mitigate customer inconvenience in the event of a system disruption by routing traffic to other circuits and switches which may be owned by other carriers. We also maintain insurance in commercially reasonable amounts. However, significant or prolonged system failures, or difficulties for customers in accessing and maintaining connection would result in uninsurable damage. Damage may include: harm to our reputation, attrition and financial loss.

OUR EXPOSURE TO CREDIT RISK AND BAD DEBTS WILL INCREASE AS WE GROW.

     As we expand our business and move into new territories our exposure to credit risk will increase. Many of the foreign countries that we operate in do not have established credit bureaus. This makes it more difficult to determine the creditworthiness of potential customers and agents. Under our exclusive agency arrangements, the agent is responsible for analyzing the creditworthiness of the customer and assuming the credit risk. We believe that this minimizes our direct credit risk, and our bad debt expenses have historically been minimal. However, in certain circumstances we have supported our agency relationships by bearing some credit losses. In addition, the agent, and not the ultimate user of our services, is responsible for payment to us. We cannot assure you that our bad debt expense will not rise significantly above historic or anticipated levels. Our experience indicates that a certain portion of past due receivables will never be collected and that bad debt is a necessary cost of conducting business in the telecommunications industry.

OUR ABILITY TO MANAGE AND RESPOND TO GROWTH WILL BE CRITICAL FOR SUCCESS.

     Recently, we have experienced significant growth. Our ability to manage and respond to growth will be critical to our success. Interruptions of or a decline in the quality of our services because of expansion difficulties or an inability to effectively manage expanding operations could materially harm our business. We plan to grow by expanding our service offerings in deregulating markets in Africa, the Middle East, Latin America and targeted areas of Asia and Europe. We anticipate that future growth will depend on a number of factors, including (1) the effective and timely development of customer relationships, (2) the ability to enter new markets and expand in existing markets, and (3) the recruitment, motivation and retention of qualified agents. Our continued growth requires greater management, operational and financial resources.

     As we grow, we may have difficulty accurately forecasting our telecommunications traffic. Inaccurate forecasts may cause us to:

     o    make investments in insufficient or excessive transmission facilities

     o    incur disproportionate fixed expenses

     o force us to route excessive overflow traffic to other carriers where the quality of services may not be commensurate with the transmission quality we provide

     We cannot assure you that we can add services or expand our geographic markets. Existing regulatory barriers to our current or future operations may not be reduced or eliminated. Even if we add services or expand into new markets, our administrative, operational, infrastructure and financial resources and systems may not sustain our growth and success. See " - Rapid changes in technology and customer requirements could place us at a competitive disadvantage."

EXPANSION BY ACQUISITIONS, STRATEGIC ALLIANCES AND OTHER BUSINESS
COMBINATIONS ADVERSELY IMPACT OUR OPERATING RESULTS.

     We plan to reduce our exposure to risks associated with the use of exclusive independent agents in existing and new markets by entering into acquisitions, joint ventures, strategic alliances and other types of business combinations with agents and other strategic partners that complement our business. If our investments in or alliances with third parties do not result in a controlling interest or are nonexclusive arrangements, we may be subject to additional business and operating risks that we cannot control. In addition, we may face the following risks with any business combination:

     o the difficulty of identifying appropriate acquisition candidates or partners

     o the difficulty of assimilating the operations of the respective entities

     o    the potential disruption of our ongoing business

     o possible costs associated with the development and integration of such operations

     o the potential inability to maximize our financial and strategic position by successfully incorporating licensed or acquired technology into our service offerings

     o the failure to maintain uniform standards, controls, procedures and policies

     o the impairment of relationships with employees, customers and agents as a result of changes in management

     o higher customer attrition with respect to customers obtained through acquisitions

     o    diversion of management resources

     o    difficulty in obtaining any required regulatory approvals

     o    increased foreign exchange risk

     o    risks associated with entering new markets

     Additionally, business combinations may not:

     o    result in increased sales or an expanded customer base

     o    give us a presence in new territories

     o    allow us to effectively penetrate our target markets

     We may not be successful in overcoming these risks or any other problems encountered with business combinations. Our acquisitions could also involve issuances of our equity securities, which could dilute the value of shares already issued and create significant transaction expenses. This could have a material adverse effect on our operating results.

     We have not entered into any investments or alliances, except with (1) respect our investment and subsequent sale of Ursus Telecom France, (2) our purchase of our Uruguayan Agent, (3) the purchase of Starcom S.A. and our Argentine agent and (4) our acquisition of Access.

TERMINATION OF SALE ARRANGEMENTS OR OPERATING AGREEMENTS WITH CARRIERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We obtain most of our transmission capacity under volume-based resale arrangements with facilities-based and other carriers, including ITOs. Two carriers provide the majority of our transmission capacity. Under these arrangements, we are subject to the risk of unanticipated price fluctuations, service restrictions and cancellations. With the exception of the Bahamas, we have not experienced sudden or unanticipated price fluctuations, service restrictions or cancellations. We believe that our relationships with our carriers are generally satisfactory. However, the deterioration or termination of our arrangements, or our inability to enter into new arrangements with one or more of carriers, could have a material adverse effect upon our cost structure, service quality, network coverage, results of operations and financial condition.

     Our growth strategy in new markets is based to some extent on our ability to enter into operating agreements with domestic and foreign carriers. Operating agreements typically provide for the exchange of international long distance traffic between correspondent international long distance providers that own facilities in different countries. These agreements provide for the termination of traffic in, and return from, the international long distance providers' respective countries at a negotiated per minute rate. This is also called the "accounting rate." Operating agreements can be terminated on short notice. Deregulation of telephone communications in many countries or a significant reduction in outgoing traffic carried by us, could cause foreign partners to decide to terminate their operating agreements, or could cause the operating agreements to have substantially less value to us. Termination of operating agreements could have a material adverse effect on our business, results of operations and financial condition.

WE RELY ON UNPATENTED TECHNOLOGY TO MAINTAIN OUR COMPETITIVE POSITION.

     We rely on unpatented proprietary know-how and continuing technological advancements to maintain our competitive position. A failure to protect our rights to unpatented trade secrets and know-how could negatively impact our business. We have entered into confidentiality and invention agreements with certain of our employees and consultants. However, we cannot assure you that the agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. We cannot assure you that our competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

     We have not registered or trademarked "Ursus" and our logo in any jurisdiction. We are filing registrations of our name and logo in the United States. We may not obtain adequate trademark, service mark or similar protection of our name and logo.

GOVERNMENT REGULATION, ENFORCEMENT AND INTERPRETATION OF TELECOMMUNICATION LAWS AND REGULATIONS IS UNPREDICTABLE AND SUBJECT TO CHANGE.

     Our business may be harmed if we do not obtain or retain the necessary governmental approvals for our services and transmission methods. Regulatory compliance problems could adversely impact our business. Our interstate and international facilities-based and resale services are regulated by the Federal Communications Commission ("FCC"). Regulations promulgated by the FCC could change. In addition, the international telecommunications industry is subject to international treaties and agreements, and to laws and regulations that vary from country to country. Enforcement and interpretation of these laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries in each country. In some cases, government officials and ministries may be influenced by ITOs.

     We may be presented with the following potential risks and problems:

     o In some countries, we may need government approval to provide international telecommunications service that will compete with state-authorized carriers.

     o Our operations may be affected by increased regulatory requirements in a foreign jurisdiction.

     o Transit agreements or arrangements may be affected by laws or regulations in either the transited or terminating foreign jurisdiction.

     o Future regulatory, judicial, legislative or political changes could prohibit us from offering services.

     o Regulators or third parties could raise material questions about our compliance with applicable laws or regulations.

     We have pursued, and expect to continue to pursue, a strategy of providing our services to the maximum extent we believe to be permissible under applicable laws and regulations. To the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, our aggressive strategy may result in our (1) providing services or using transmission methods that are found to violate local laws or regulations or (2) failing to obtain required approvals in violation of local laws and regulations. If we believe we will be subject to enforcement actions by the FCC or the local authority, we will seek to modify our operations or discontinue operations to comply with laws and regulations. However, even if violations are corrected, we may be subject to fines, penalties or other sanctions. If our interpretation of applicable laws and regulations proves incorrect, we could lose, or be unable to obtain, regulatory approvals necessary to provide certain of our services or to use certain of our transmission methods. We could also have substantial monetary fines and penalties imposed against us.

WE ALSO FACE THE FOLLOWING SPECIFIC REGULATORY RISKS:

     RESTRICTION OF CALL REORIGINATION BY CERTAIN COUNTRIES MAY PREVENT US FROM PROVIDING SERVICES.

     Some countries restrict or prohibit call reorigination. A substantial number of countries have prohibited certain forms of call reorigination. These prohibitions have caused us to stop providing call reorigination services in the Bahamas and may require us to do so in other jurisdictions in the future. As of November 20, 1997, reports had been filed with the FCC and/or the ITU stating that the laws of 79 countries prohibit call reorigination.

     If a foreign jurisdiction expressly prohibits call reorigination using uncompleted call signaling, and has attempted but failed to enforce its laws against U.S. service providers, the FCC may require U.S. carriers to stop providing call reorigination services. In extreme circumstances, the FCC may revoke the U.S. carrier's authorization. To date, the FCC has ordered carriers to cease providing call reorigination using uncompleted call signaling to customers in the Philippines. It is expected that the FCC will also take this action with respect to carriers in Saudi Arabia. Except as discussed in this Registration Statement, we have not been notified by any regulator or government agency that we are not in compliance with applicable regulations.

     THE PROVISION OF CALL ORIGINATION IN SOUTH AFRICA WITHOUT A LICENSE MAY VIOLATE THE TELECOMMUNICATIONS ACT OF 1996.

     For the fiscal year ended March 31, 1999, South Africa comprised our most significant single market and accounted for approximately 24% of our total revenues. In South Africa, our agent's provision of certain call reorigination services may be subject to the Telecommunications Act of 1996 (the "SA Telecommunications Act") and the Post Office Act of 1958. The SA Telecommunications Act permits a party, who is issued a telecommunications license, to provide services other than public switched services. We believe that our agent may provide call reorigination services to customers in South Africa without a license. However, the telecommunications regulator in South Africa ("SATRA") has ruled that the provision of call reorigination services to customers in South Africa without a license violates the SA Telecommunications Act. Several entities, including our agent, filed a lawsuit to stay and reverse SATRA's ruling on the basis that SATRA lacks the authority to issue such a ruling and that the SA Telecommunications Act does not prohibit the provision of call reorigination services. SATRA has agreed not to prosecute any person in the call reorigination industry unless the South African courts rule that it may. It is anticipated that final adjudication of this lawsuit could take up to four years. If our agent is found to be providing telecommunications service without a required license, it could be subject to (1) fines, (2) termination of its call reorigination service to customers in South Africa and (3) possible denial of license applications to provide services. We cannot guarantee that the courts in South Africa will not rule that call reorigination is illegal, or that the South African legislature will not promulgate an explicit prohibition on call reorigination. Any adverse legal action could harm our business.

     THE FCC MAY LIMIT REFILING.

     The FCC is currently considering a 1995 request (the "1995 Request") to limit or prohibit the practice where a carrier routes traffic originating from Country A and destined for Country B through its facilities in Country C. The FCC has permitted third country calling where all countries involved consent to the routing arrangements. This is called "transiting." Under certain arrangements referred to as "refiling," the carrier in Country B does not consent to receiving traffic from Country A and does not realize the traffic it receives from Country C is originating from Country A. While our revenues attributable to refiling arrangements are minimal, refiling may constitute more of our operations in the future. The FCC has not stated whether refiling arrangements are inconsistent with U.S. or International Telecommunications Union ("ITU") regulations. If the FCC determines that refiling violates U.S. and/or international law, it could negatively impact our future operations.

     WE COULD FACE PENALTIES IF WE VIOLATE THE FCC'S INTERNATIONAL SETTLEMENTS POLICY.

     We are also required to conduct our facilities-based international business in compliance with the FCC's international settlements policy (the "ISP"). The ISP establishes the permissible arrangements for facilities-based carriers that are based in the U.S. and their foreign counterparts for the termination of traffic over each respective network. Although not yet effective, the FCC recently adopted new rules that remove the ISP for arrangements between U.S. carriers and non-dominant foreign carriers (I.E., foreign carriers that lack market power). In addition, the FCC removed the ISP for arrangements with any carrier (dominant or non-dominant) to certain competitive routes, where settlement rates are at least 25 percent below the FCC's applicable benchmark settlement rates. These routes currently include Canada, the United Kingdom, Sweden, Germany, Hong Kong, the Netherlands, Denmark and Norway. Certain confidential filing requirements still apply to dominant carrier arrangements. Several of our arrangements with foreign carriers are subject to the ISP. The FCC could take the view that one or more of these arrangements do not comply with the existing ISP rules. A traffic arrangement that does not comply with the ISP may need FCC approval. If the FCC, on its own initiative or in response to a challenge filed by a third party, determines that our foreign carrier arrangements do not comply with FCC rules, it may (1) issue a cease and desist order, (2) impose fines or (3) in extreme circumstances, revoke or suspend our FCC authorizations. This could have a material adverse effect on our business, financial condition and results of operations.

     WE COULD FACE PENALTIES IF WE VIOLATE THE FCC'S TARIFF REQUIREMENTS FOR INTERNATIONAL LONG DISTANCE SERVICES.

     We are required to file with the FCC a tariff containing the rates, terms and conditions for our international telecommunications services. We are also required to file with the FCC any agreements with customers that have rates, terms, or conditions that are different from our tariff. The FCC or a third party could bring an action against us if we (1) charge rates other than those set forth our tariff or a customer agreement filed with the FCC, (2) violate our tariff or filed customer agreement or (3) fail to file with the FCC carrier-to-carrier agreements. Any actions could result in fines, judgments or penalties and could have a material adverse impact on our business, financial condition and results of operation.

     RECENT AND POTENTIAL FCC ACTIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Regulatory action that has been and may be taken in the future by the FCC may enhance the intense competition faced by Ursus. The FCC has established lower ceilings for the rates that U.S. carriers will pay foreign carriers for the termination of international services. The FCC also recently changed its rules to implement a World Trade Organization agreement, which in part allows U.S. carriers to accept certain exclusive arrangements with certain foreign carriers. The implementation of these changes could have a material adverse effect on our business, financial condition and results of operations.

     WE COULD FACE PENALTIES IF WE VIOLATE U.S. DOMESTIC LONG DISTANCE SERVICE REGULATIONS.

     Our ability to provide domestic long distance service in the United States is regulated by the FCC and state Public Service Commissions ("PSCs"). The FCC and PSCs regulate interstate and intrastate rates, respectively, ownership of transmission facilities, and the terms and conditions under which our domestic U.S. services are provided. In general, neither the FCC nor the relevant state PSCs exercise direct oversight over prices charged for our services or our profit levels. However, either or both may do so in the future. Federal and state law and regulations require that we file tariffs listing the rates, terms and conditions of services provided. Any failure to (1) maintain proper federal and state tariffs or certifications (2) file required reports or (3) any difficulties or delays in obtaining required authorizations, could have a material adverse effect on our business financial condition and results of operation. The FCC also imposes some requirements for marketing of telephone services and for obtaining customer authorization for changes in the customer's primary long distance carrier. If these requirements are not met, we may be subject to fines and penalties.

     POSSIBLE FCC REGULATIONS MAY PUT US AT A COST DISADVANTAGE.

     Long distance carriers, such as Ursus, may have to purchase access services from local exchange carriers ("LECs") to originate and terminate calls in connection their services. Access charges represent a significant portion of our cost of U.S. domestic long distance services. Generally, access charges are regulated by the FCC for interstate services and by PSCs for intrastate services. The FCC is reviewing its regulation of LEC access charges to better account for increasing levels of local competition. If these proposed rate structures are adopted, we could be placed at a significant cost disadvantage compared to larger competitors.

     The FCC has also adopted certain measures to implement the 1996 Telecommunications Act that will impose new regulatory requirements. One requirement is the contribution of some portion of telecommunications revenues to a universal service fund designated to fund affordable telephone service for consumers, schools, libraries and rural healthcare providers. These contributions became payable beginning in 1998 for all interexchange carriers but not for providers of solely international services. We are a provider of international services and are therefore, generally not subject to the contribution requirements. However, with the acquisition of Access, some of our business is subject to the contribution requirements at a rate of approximately $10,000 per month.

     The FCC issued an order on October 9, 1997, concluding that interexchange carriers must compensate payphone owners at a rate of $.284 per call for all calls using their payphones. On January 28, 1999, the U.S. Court of Appeals for the D.C. Circuit agreed with the ruling, but reduced the rate to $.24 per call. As this ruling applies only to domestic payphones, our costs are not significant.

     FCC APPROVAL FOR TRANSFERS OF CONTROL COULD DELAY OR PREVENT CHARGES OF CONTROL.

     The FCC and certain state agencies must approve assignments and transfers of control. An assignment is a transaction in which an authorization is moved from one entity to another. A transfer of control is a transaction in which the authorization remains held by the same entity, but there is a change in the entities that control the authorized carrier. The approval requirements may delay, prevent or deter a change in control or an acquisition of another company. The FCC also imposes certain restrictions on U.S.-licensed telecommunications companies that are affiliated with foreign telecommunications carriers. The FCC could restrict our ability to provide service on certain international routes if we (1) become controlled by or under common control with a foreign telecommunications carrier or (2) obtain a greater than 25% interest in or control over a foreign telecommunications carrier.

ACTIONS BY BATELCO BLOCK OUR ABILITY TO SERVICE BAHAMIAN CUSTOMERS.

     We entered into an operating agreement with the Bahamas Telephone Company ("Batelco") to provide international telecommunications services to customers in the Bahamas. In the past Batelco has taken several actions designed to block our ability to offer services to customers in the Bahamas. We believe Batelco's actions violate the terms of our operating agreement and are inconsistent with U.S. policy. For the fiscal year ended March 31, 1999 and 1998, we derived approximately 2.7% and 4.9% of our revenues, respectively from services we provided in the Bahamas.

FRAUD LOSS COULD MATERIALLY HARM OUR BUSINESS.

     The telecommunications industry has historically been exposed to fraud losses. We have implemented anti-fraud measures. In order to minimize losses relating to fraudulent practices we (1) enter into employment agreements with our employees, (2) limit and monitor access to our information systems and (3) monitor use of our services. A failure to control fraud could materially harm our business, financial condition and results of operations. Fraud has historically been a more significant problem for large providers of telecommunications services than it has for us, because our few employees and switching facilities are relatively easier to monitor than those of the large providers. As we continue to grow, our exposure to fraud losses will increase.

WE MAY HAVE DIFFICULTY ENHANCING OUR SYSTEMS OR INTEGRATING NEW TECHNOLOGY INTO IT.

     We believe our information systems are sufficient for our current operations. However, our systems will require enhancements, replacements and additional investments to continue their effectiveness and enable us to manage an expanded Network. We may have difficulty enhancing our systems or integrating new technology into them. If we are unable to implement any required system enhancement, acquire new systems or integrate new technology in a timely and cost effective manner, it could have a material adverse effect on our business, financial condition and results of operations.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY EFFECT OUR BUSINESS.

     We depend on the efforts of our senior officers and on our ability to hire and retain qualified management personnel. The loss of any key personnel could materially and adversely effect our business and our future prospects. We have entered into employment agreements with certain of our senior officers. We have obtained key person life insurance, of which we are the beneficiaries, on the lives of each of Messrs. Giussani and Chaskin in the amount of $2 million. Our future success will depend on our ability to attract and retain key personnel to help us with the growth and development of our business.

FOREIGN EXCHANGE RATE RISKS THAT ARE NOT OFFSET COULD HARM OUR BUSINESS.

     We bill primarily in United States Dollars and are generally paid by customers outside of the United States either in United States Dollars or in local currency at predetermined exchange rates. Substantially all of the costs to develop and improve our operations have been, and will continue to be, denominated in United States Dollars. Both increases and decreases in the United States Dollar create risks for us that could harm our business. For example, if the United States Dollar appreciates relative to the local currency, our services will grow more expensive relative to our competitors, such as the ITOs, that use the local currency. Any depreciation of the value of the United States Dollar relative to the local currency increases the cost of our capital expenditures made in the local currency.

     Our focus on emerging markets increases the risks that currency fluctuations pose. Currency speculation and fluctuation could impact our operations in Latin America, South Africa, the Middle East or our other emerging markets. We monitor exposure to currency fluctuations, and may, as appropriate, use certain financial hedging instruments in the future. However, we cannot assure you that the use of financial hedging instruments will successfully offset exchange rate risks, or that such currency fluctuations will not harm our business and financial condition.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL MONEY IF WE NEED IT.

     We believe that the remaining proceeds of the initial public offering, combined with other existing and anticipated sources of liquidity, will be sufficient to fund our capital requirements for approximately 12 months. We could however, require additional capital to implement our growth strategy. If additional capital is required, we may be unable to raise it. In addition, even if we can raise the capital, the terms of the financing may not be favorable to us or could dilute our common stock. We may, in the near future, seek additional equity or debt financing, which could include a high-yield debt offering, to provide flexibility for potential acquisitions and network expansion.

LEGAL PROCEEDINGS INVOLVING OUR CHIEF EXECUTIVE OFFICER.

     Mr. Luca Giussani, our chief executive officer, was the subject of a criminal proceeding in Italy under Italian law. This proceeding was part of a series of indictments issued against numerous people. Specifically, about May 1996, Mr. Giussani was charged with transmitting an invoice in 1991 to a corporation for consulting services which it is alleged he did not perform. It was alleged that the invoice was used to disguise an unlawful political contribution made by that corporation. Mr. Giussani was not charged with making an unlawful political contribution. Rather, it was alleged that through the use of this invoice, Mr. Giussani facilitated the corporation's falsification of corporate records to disguise the contribution. Mr. Giussani consistently denied any improper conduct in connection with this matter and believed that he would ultimately be vindicated. In October 1997, the trial judge dismissed the claim against Mr. Giussani for lack of evidence and on February 19, 1999, the investigating magistrates decided not to refile charges against Mr. Giussani having determined that he had not committed improper conduct. There is currently no criminal proceeding pending against Mr. Giussani.

WE MAY FACE AN INCREASED RISK OF VIOLATING THE FOREIGN CORRUPT PRACTICES ACT AS WE FOCUS ON EMERGING MARKETS.

     We must comply with the Foreign Corrupt Practices Act ("FCPA"). The FCPA generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We may be exposed to liability under the FCPA as a result of past or future actions taken without our knowledge by agents, strategic partners or other intermediaries. Violations of the FCPA may also call into question the credibility and integrity of our financial reporting systems. Our focus on certain emerging markets may tend to increase this risk. Liability under the FCPA could have a material adverse effect on our business, financial condition and results of operation.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS COULD MATERIALLY IMPACT OUR STOCK PRICE.

     Our quarterly operating results have fluctuated and may continue to fluctuate due to various factors. The factors include the following:

     o    the timing of investments

     o    general economic conditions

     o    specific economic conditions in the telecommunications industry

     o    the effects of governmental regulation and regulatory changes

     o    user demands

     o    capital expenditures

     o    costs relating to the expansion of operations

     o    the introduction of new services by us or our competitors,

     o the mix of services sold and the mix of channels through which our services are sold

     o    changes in prices charged by our competitors.

     Variations in our operating results could materially affect the price of our common stock.

OUR CONTROLLING SHAREHOLDERS CAN ELECT A MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS AND APPROVE FUNDAMENTAL CORPORATE TRANSACTIONS.

     A group of shareholders (the "Controlling Shareholders") beneficially own an aggregate of 69.4% of the outstanding shares of our common stock and 100% of our Series A Preferred Stock. The Controlling Shareholders can elect a majority of the board of directors and approve certain fundamental corporate transactions including mergers, consolidations and sales of assets. As long as the Controlling Shareholders hold the shares of Ursus, third parties cannot gain control of Ursus except through purchases of common stock beneficially owned or otherwise controlled by the Controlling Shareholders.

     Owners of the Series A Preferred Stock have the exclusive right to elect two (2) of the five (5) members of our board of directors, and one member less than a numerical majority of any expanded board of directors. The common stock votes cumulatively for the election of directors. Therefore, the Controlling Shareholders can elect at least one member of the board of directors so long as they control at least 33.3% of the outstanding common stock. A smaller percentage would be required if the size of our board of directors is expanded. Each of the Controlling Shareholders has advised us that their current intention is to continue to hold all of the shares of Series A Preferred Stock and substantially all of the common stock beneficially owned by them. However, we cannot guarantee that any of the Controlling Shareholders will not decide to sell all or a portion of their holdings at some future date. We also cannot be certain that holders of common stock, will be allowed to participate in a transfer by any of the Controlling Shareholders of a controlling interest in the Ursus or will realize any premium with respect to shares of common stock.

RISKS ASSOCIATED WITH THE YEAR 2000

OVERVIEW

     We are currently in the final stages of evaluating whether we will encounter any problems related to the Year 2000. The impact of the Year 2000, which has been widely reported in the media could cause malfunctions in certain software and databases that use date sensitive processing relating to the Year 2000 and beyond. We have completed an evaluation of all our systems and found that most of the computer systems, software and database which are proprietary to Ursus are Year 2000 ready. We have also begun to evaluate third party business entities with which we are engaged in business or for which we provide services, to determine if there will be any unexpected interruptions. We have requested representations from these third parties as to whether or not they anticipate any difficulties in addressing Year 2000 problems and, if so, whether or not we would be adversely affected by any of such problems. Our management expects to have this process completed by the end of the third quarter of 1999.

     We have obtained representations from the manufacturer of the telephony switches that they are Year 2000 ready. As these switches are critical to us, they have been tested internally and found to be Year 2000 ready. Our billing system, which was scheduled for an upgrade for operational reasons will be upgraded to a Year 2000 ready version by October 31, 1999 at minimal cost to us. We have received assurances from other software and equipment manufacturers that their hardware and software are Year 2000 ready.

COSTS

     Our management has determined that costs to correct any problems encountered with the Year 2000 will be immaterial. However, until such time as the third parties with which we conduct business respond to us, the full impact of the Year 2000 is not known. As a result, the impact on our business, results of operations and financial condition cannot be assessed with certainty.

RISKS

     We believe that we will complete our goal of 100% readiness prior to December 31, 1999. Consequently, we do not believe that the Year 2000 problem will have a material adverse effect on the Company's business, cash flows, or results of operations. However, if we do not achieve readiness prior to December 31, 1999, if management's plan fails to identify and remedy all critical Year 2000 problems or if major suppliers or customers experience material Year 2000 problems, our results of operations or financial condition could be materially and adversely affected.

CONTINGENCY PLANS

     We have begun to develop appropriate contingency plans to mitigate, to the extent possible, any significant Year 2000 noncompliance, if any. We expect to complete our contingency plans by September 30, 1999. If we are required to implement our contingency plans, the cost of Year 2000 readiness may be greater than the amount referenced above and there can be no assurance that these plans will be adequate.

                               RECENT DEVELOPMENTS

On July 29, 1999, the Company's subsidiary Ursus Telecom France entered into a letter of intent providing for the sale of the joint venture for approximately
2.6 million French Francs or approximately $425,000. The final selling price is subject to due diligence by the buyer. The sale will result in an estimated loss of approximately $75,000. Accordingly, a $75,000 write down of the Company's investment has been included in the our results of operations as of June 30, 1999. Further, the Company has agreed to buy a switch from the joint venture, which has an estimated fair market value of $120,000 in exchange for amounts owed to the Company from the joint venture, which as of July 31, 1999 was approximately $112,000.

On August 19, 1999, Ursus Telecom Corporation ("Ursus") entered into a network agreement with Global Crossing USA Inc. pursuant to which Ursus will purchase a minimum of $30 million of capacity in Global Crossing's fiber optic cable systems over a prescribed period of time.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS MADE WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED ("THE "ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WORDS SUCH AS "MAY," "WILL," "CONTINUE," "PROJECT," "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," AND SIMILAR EXPRESSIONS IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. THESE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, ACHIEVEMENTS AND PROSPECTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED. YOU SHOULD NOT RELY ON THESE FORWARD-LOOKING STATEMENTS, WHICH REFLECT ONLY OUR OPINION AS OF THE DATE OF THIS REGISTRATION STATEMENT. WE DO NOT ASSUME ANY OBLIGATION TO REVISE FORWARD-LOOKING STATEMENTS. YOU SHOULD ALSO CAREFULLY REVIEW THE RISK FACTORS SET FORTH IN OTHER REPORTS OR DOCUMENTS WE FILE FROM TIME TO TIME WITH THE SEC, PARTICULARLY OUR ANNUAL REPORT ON FORM 10-K, THE QUARTERLY REPORTS ON FORM 10-Q AND ANY CURRENT REPORTS ON FORM 8-K.

                                 USE OF PROCEEDS

Other than the payment to us by the selling stockholders of exercise prices ranging from $5.00 to $15.20 per share, we will not receive any proceeds from the sale of the 300,000 shares of Ursus common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     We issued warrants to the selling stockholders, listed in the table below, to acquire 300,000 shares of our common stock. We are registering the 300,000 shares of our common stock underlying the warrants to permit the selling stockholders that acquire common stock upon the exercise of their stock warrants to resell the common stock when they deem appropriate and to permit the selling shareholders' pledgees, donees, transferees or other successors-in-interest that receive their common stock or warrants from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the common stock underlying the warrants when they deem appropriate.

     The warrants were issued as follows: (1) warrants to purchase 150,000 shares of our common stock were granted to various affiliates of our underwriter Joseph Charles Associates ("Joseph Charles") at the time of the initial public offering at an exercise price equal to 150% of offering price or $15.20 per share warrants, (2) warrants to purchase 50,000 shares of our common stock were issued to various affiliates and former affiliates of Joseph Charles at an exercise price of $5.00 per share for assisting us in obtaining acquisition financing, and (3) warrants to purchase 100,000 shares of our common stock were issued to Continental Capital and Equity Corporation ("Continental") for providing us with public relations expertise. All of the warrants issued to Joseph Charles expire on July 1, 2004. The warrants issued to Continental have various exercise prices ranging from $6.00 to $10.00 per share. The Continental warrants are exercisable from a period of one year from the date of the effectiveness of this Registration Statement on Form S-3 to which this prospectus relates.

     Except as discussed above, the selling stockholders are in no way associated with us. The following table sets forth the name of each of the selling stockholders, the number of shares of our common stock owned by each of the selling stockholders as of August 31, 1999, the number of shares that may be offered under this Prospectus, and the number of shares of our common stock owned by each of the selling stockholders after this offering is completed. The number of shares in the column "Number of Shares Offered by this Prospectus" represent all of the shares that each selling stockholder may offer under this prospectus. We do not know when or if the selling stockholders will exercise their warrants to acquire common stock or upon exercise of the warrants how long the selling stockholders will hold the shares of common stock before selling them. We currently have no agreements with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.


                                                                   Number of             Number of Shares
                                           Number of Shares      Shares Subject          Offered by this
NAME OF SELLING STOCKHOLDER (1)            Currently Owned        to Warrants (2)          Prospectus


Continental Capital and Equity Corporation  None                    100,000                  100,000
James E. Hosch                              None                     26,000                   26,000
MysticalDragon L.P. (3)                     None                     25,540                   25,540
Joseph Visconti                             None                     22,000                   22,000
Victor Sibilla                              None                     17,000                   17,000
Frank Salvatore                             None                     11,000                   11,000
Doug Kaiser                                 None                     11,000                   11,000
Roy Amico                                   None                     11,000                   11,000
Guy Amico                                   None                     11,000                   11,000
Scott Goldstein                             None                     11,000                   11,000
Anthony C. Pintsopoulos                     None                     10,427                   10,427
Steve Phelps                                None                      7,000                    7,000
Gina Buddie                                 None                      5,000                    5,000
Phillip McGlumphy                           None                      5,000                    5,000
Gerald Visconti                             None                      5,000                    5,000
Frank Benedetto                             None                      3,600                    3,600
David Cohen                                 None                      3,600                    3,600
Bruce Jordan                                None                      3,080                    3,080
Stephen Bathgate                            None                      3,000                    3,000
Jody Roberts                                None                      3,000                    3,000
Eugene McColley                             None                      3,000                    3,000
Tim Miller                                  None                      1,000                    1,000
Richard Caturano                            None                      1,000                    1,000
Suzanne Trapani                             None                       753                       753


(1) Except as otherwise indicated, below, to the best of our knowledge, each selling stockholder named in the table above has sole voting and investment power with respect to all shares shown as beneficially owned by such selling stockholder.

(2) The number of shares set forth in the table represents the number of shares of common stock issuable upon the exercise of all the warrants held by the selling shareholder. The actual number of shares of common stock offered hereby, and included in the Registration Statement of which this prospectus is a part, includes such additional shares of common stock as may be issued or issuable upon a stock split, stock dividend or similar transaction involving the common stock.

(3) MysticalDragon L.P. is 95% owned by Joseph Visconti, President of Joseph
Charles.

                              PLAN OF DISTRIBUTION

The common stock underlying the warrants will be offered and sold to the present or any subsequent warrant holder by Ursus from time to time in the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A selling stockholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the converted shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) pro rata distributions as part of the liquidation and winding up of the affairs of the stockholder, (e) privately negotiated transactions and (f) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder.

     Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also pledge such shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such selling stockholders, and any such bank, broker or other institution may similarly offer, sell and effect transactions in such shares.

     The selling stockholders may from time to time deliver all or a portion of the shares to cover a short sale or sales upon the exercise, settlement, or closing of a call equivalent position or a put equivalent position.

     The selling stockholders may sell all or any portion of the shares in reliance upon Rule 144 under the Securities Act. Shares not sold pursuant to the Registration Statement of which this prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of our outstanding shares of common stock or the average weekly reported trading volume of our common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of Ursus and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the shares may be made by the selling stockholders pursuant to Rule 144.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Ursus will pay all expenses incident to the sale of the common stock to the public other than underwriting discounts and selling commissions.


                                  LEGAL MATTERS

     Stroock & Stroock & Lavan LLP, Miami, Florida has passed upon certain legal matters regarding the common stock for Ursus.

                                     EXPERTS

     The consolidated financial statements of Ursus Telecom Corporation appearing in Ursus Telecom Corporation's Annual Report (Form 10-K) for the year ended March 31, 1999 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             REPORTS TO SHAREHOLDERS

     We plan to furnish our shareholders with annual reports containing audited financial statements and a report thereon by independent certified public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                                GLOSSARY OF TERMS

     ACCOUNTING OR SETTLEMENT RATE-The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     CALL REORIGINATION (ALSO KNOWN AS "CALLBACK")- A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call, hanging up, and waiting for an automated call reorigination. The call reorigination then provides the user with a dial tone which enables the user to initiate and complete a call.

     CALL-THROUGH-The provision of international long distance service through conventional long distance or "transparent" call reorigination.

     DIRECT ACCESS-A means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantages of direct access include simplified premises-to-anywhere calling, faster call set-up times and potentially lower access and transmission costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     DIAL UP ACCESS-A form of service whereby access to a network is obtained by dialing an international toll-free number or a local access number.

     FACILITIES-BASED CARRIER-A carrier which transmits a significant portion of its traffic over owned transmission facilities.

     FCPA-Foreign Corrupt Practices Act.

     FIBER OPTIC-A transmission medium consisting of high-grade glass fiber through which light beams are transmitted carrying a high volume of telecommunications traffic.

     IDD-International Direct Dial.

     INTERNET PROTOCOL (IP)-A class of product that uses data and/or voice transmission over the Internet/Intranet.

     ISP-International Settlements Policy. The ISP establishes the permissible arrangements between facilities-based carriers based in the U.S. and their foreign counterparts for terminating each other's traffic over their respective networks.

     ITO (INCUMBENT TELECOMMUNICATIONS OPERATOR)-The dominant carrier or carriers in each country, often, but not always, government-owned or protected (alternatively referred to as the Postal, Telephone and Telegraph Company, or PTT).

     ITU-International Telecommunications Union-International Telecommunications Association headquartered in Geneva, Switzerland.

     LEC (LOCAL EXCHANGE CARRIER)-Companies from which Ursus and other long distance providers must purchase "access services" to originate and terminate calls in the U.S.

     LOCAL CONNECTIVITY-Physical circuits connecting the switching facilities of a telecommunications services provider to the interexchange and transmission facilities of a facilities-based carrier.

     NODE-A specially configured multiplexer which provides the interface between the local PSTN where the node is located and a switch. A node collects and concentrates call traffic from its local area and transfers it to a switch via private line for call processing. Nodes permit a carrier to extend its network into new geographic locations by accessing the local PSTN without requiring the deployment of a switch.

     OPERATING AGREEMENTS-An agreement that provides for the exchange of international long distance traffic between correspondent international long distance providers that own facilities in different countries. These agreements provide for the termination of traffic in, and return traffic from, the international long distance providers' respective countries at a negotiated "accounting rate." Under a traditional operating agreement, the international long distance provider that originates more traffic compensates the corresponding long distance provider in the other country by paying an amount determined by multiplying the net traffic imbalance by the latter's share of the accounting rate.

     PSCS-Public Service Commissions.

     PRIVATE LINE-A dedicated telecommunications connection between end user locations.

     PUBLIC SWITCHED TELEPHONE NETWORK-A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

     REFILE-Traffic originating from one country (original country) and destined to another country (receiving country) is routed through a third country without the knowledge of the receiving country. The receiving country has only identified the third country and assumes the traffic originated from the third country only.

     RESALE-Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SWITCHING-A process which uses interconnecting circuits to form a transmission path.

     TRANSIT-Traffic originating from one country and destined to another country is routed through a third country with the full knowledge and consent of all countries and carriers concerned.

     TRANSPARENT CALL REORIGINATION-Technical innovations have enabled telecommunications carriers to offer a "transparent" form of call reorigination where the call is automatically and swiftly processed by a programmed switch without the usual "hang up" and "callback."

     WTO-World Trade Organization (based in Geneva, Switzerland).

                                 300,000 SHARES

                            URSUS TELECOM CORPORATION

                                  COMMON STOCK

                                     -------

                                   PROSPECTUS

                                     -------


                               SEPTEMBER __, 1999

     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by it in connection with the offering described in this Registration Statement will be approximately as follows:


Legal fees and expenses                                    $6,000.00
Accounting fees and expenses                               $5,000.00
SEC registration fee                                       $1,574.18
Miscellaneous                                              $1,000.00
                                                     ----------------
Total                                                     $13,574.18
                                                     ================


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant's Articles of Incorporation indemnifies, to the fullest extent permitted by the Law of the State of Florida, the directors of the Registrant.

     Every person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Corporation or of any other company, including another corporation, partnership, joint venture, trust or other enterprise on which such person serves or served at the request of the Corporation shall be indemnified by the Corporation against all judgments, payments in settlement (whether or not approved by court), fines, penalties and other reasonable costs and expenses (including attorneys' fees and costs) imposed upon or incurred by such person in connection with or resulting from any action, suit, proceeding, investigation or claim, civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or NOLO CONTENDERE or its equivalent), or any appeal relating thereto which is brought or threatened either by or in the right of the Corporation or such other company (herein called a "Derivative Action") or by any other person, governmental authority or instrumentality (herein called a "Third-Party Action") and in which such person is made a party or is otherwise involved by reason of his being or having been such director, officer, employee or agent or by reason of any action or omission or alleged action or omission by such person in his capacity as such director, officer, employee or agent if either (i) such person is wholly successful, on the merits or otherwise, in defending such derivative or third-party action or
(ii) in the judgment of a court of competent jurisdiction or, in the absence of such a determination, in the judgment of a majority of a quorum of the Board of Directors (which quorum shall not include any director who is a party to or is otherwise involved in such action), or, in the absence of such a disinterested quorum, in the opinion of independent legal counsel (iii) in the case of a Derivative Action, such person acted without negligence or misconduct in the performance of his duty to the Corporation or such other company or (iv) in the case of a Third-Party Action, such person acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other company, and in addition, in any criminal action, had no reasonable cause to believe that his action was unlawful; provided that, in the case of a Derivative Action, such indemnification shall not be made in respect of any payment to the Corporation or such other company or any shareholder thereof in satisfaction of judgment or in settlement unless either (x) a court of competent jurisdiction has approved such settlement, if any, and the reimbursement of such payment or
(y) if the court in which such action has been instituted lacks jurisdiction to grant such approval or such action is settled before the institution of judicial proceedings, in the opinion of independent legal counsel the applicable standard of conduct specified hereinbefore has been met, such action was without substantial merit, such settlement was in the best interests of the Corporation or such other company and the reimbursement of such payment is permissible under applicable law. In case such person is successful on the merits or otherwise in defending part of such action, or in the judgment of such a court or such quorum of the Board of Directors or in the opinion of such counsel has met the applicable standard of conduct specified in the preceding sentence with respect to part of such action, he (she) shall be indemnified by the Corporation against the judgments, settlements, payments, fines, penalties, and other costs and expenses attributable to such part of such action.

     The foregoing rights of indemnification shall be in addition to any rights which any such director, officer, employee or agent may otherwise be entitled any agreement or vote of shareholders or at law or in equity or otherwise.

     In any case in which, in the judgment of a majority of such a disinterested quorum of the Board of Directors, any such director, officer or employee will be entitled to indemnification under the foregoing provisions of this Article, such amounts as they deem necessary to cover the reasonable costs and expenses incurred by such person in connection with the action, suit, proceeding, investigation or claim prior to final disposition thereof may be advanced to such person upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that he (she) is not so entitled to indemnification.

     The amendment or repeal of, or adoption of any provision inconsistent with, this Article SIXTH will require the affirmative vote of the holders of at least 66 2/3% of the common stock and all series of voting Preferred Stock, voting together as a single class. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article SIXTH will not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                  EXHIBIT INDEX



   EXHIBIT                                                          SEQUENTIAL
   NUMBER                                                             PAGE NO.

 3.1+            -    Articles of Incorporation of the Company
 3.2+            -    Form of Amended and Restated Articles of
                      Incorporation of the Company
 3.3+            -    Bylaws of the Company
 3.4+            -    Form of Amended and Restated Bylaws of Company
 4.1+            -    Specimen of Certificate for Common Stock
 5.1*            -    Opinion of Stroock & Stroock & Lavan LLP
 10.1+           -    Employment Agreement between the Company and
                      Luca M. Giussani
 10.2+           -    Amendment to Employment Agreement with
                      Luca M. Giussani
 10.3+           -    Employment Agreement between the Company and
                      Jeffrey R. Chaskin
 10.4+           -    Amendment to Employment Agreement with
                      Jeffrey R. Chaskin
 10.5+           -    Employment Agreement between the Company and
                      Johannes S. Seefried
 10.6+           -    Amendment to Employment Agreement with
                      Johannes S. Seefried
 10.7+           -    Employment Agreement between the Company
                      and Richard C. McEwan
 10.8^           -    Employment Agreement between the Company and
                      Paul Biava
 10.9+           -    Lease Agreement
 10.10+          -    Form of 1998 Stock Incentive Plan
 10.11+          -    Form of Financial Consulting Agreement
 10.12+          -    Form of Agency Agreement
 10.13+          -    Agreement regarding formation of Ursus
                      Telecom France
 10.14+          -    Agreement regarding purchase of interest
                      in South African Agency
 10.15+          -    Agreement dated January 20, 1998 among Messrs.
                      Giussani, Rispoli and the Company
 10.16+          -    Form of Representative's Warrant
 10.17+          -    Form of Lock Up Letter
 10.18*          -    Engagement Letter with Joseph Charles & Associates
 10.19*          -    Engagement Letter with Continental Capital
                      & Equity Corporation
 10.20*          -    Form of Stock Purchase Warrant
 10.21>**        -    Network Service Agreement with Global
                      Crossing USA, Inc.
 10.22*          -    Power of Attorney. Reference is made to page II-7
 21.1^           -    List of Subsidiaries
 23.1*           -    Consent of Ernst & Young LLP
 27^             -    Financial Data Schedule



-----------
+ Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-46197) and incorporated herein by reference.

^ Previously filed as an exhibit to the Company's Form 10-K for the year ended March 31, 1999 and incorporated herein by reference.

> Previously filed as an exhibit to the Company's Current Report on Form 8-K on August 19, 1999 and incorporated herein by reference.

*    Filed herewith.

** Confidential treatment has been requested with respect to certain information contained in this exhibit.

ITEM 17.  UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on this 28th day of September, 1999.


                                     Ursus Telecom Corporation

                                     By: s/ Luca M. Giussani
                                        ----------------------
                                        Luca M. Giussani
                                        CHIEF EXECUTIVE OFFICER


KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS LUCA M. GIUSSANI, AS HIS ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS), AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN FACT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN CONNECTION THEREWITH AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

SIGNATURE                          Title                                 DATE

s/ Luca M. Giussani
---------------------------
Luca M. Giussani               Chief Executive Officer
                               and Director                  September 28, 1999

s/ Jeffrey R. Chaskin
---------------------------
Jeffrey R. Chaskin             President, Chief Operating
                               Officer and Director          September 28, 1999

s/ Johannes S. Seefried
---------------------------
Johannes S. Seefried           Chief Financial Officer
                               and Director                  September 28, 1999

s/ Steven L. Relis
---------------------------
Steven L. Relis                Chief Accounting Officer      September 28, 1999